Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for First Quarter of 2008; Increases Quarterly Dividend
FRANKLIN, MASSACHUSETTS (April 24, 2008): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.1 million, or $.15 per share (basic and diluted), for the quarter ended March 31, 2008. In the comparable 2007 quarter, the Company earned $591,000 or $.08 per basic share and $.07 per diluted share.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.08 per common share, which represents an increase of 33% over the amount paid in the most recent quarter. This dividend will be payable on May 22, 2008 to stockholders of record as of May 8, 2008.
Thomas R. Venables, President and CEO, noted: “We are very pleased that the momentum we established in 2007 has continued into the current quarter, despite the many challenges buffeting our industry at present. In just three months, we increased core deposits and loans by 5.9% and 5.4% respectively. While this growth rate may not be sustainable in the near term given current market conditions, we are nonetheless encouraged about the longer-term business-generation ability of the resources put in place over the past three years. We are also very pleased to see that cost containment measures taken in late 2007 have had a significant positive effect on the Company’s overall efficiency and productivity.”
The Company’s loan portfolio increased by $33.1 million or 5.4% in the first three months of 2008. The main components of that growth were a $21.7 million (11.5%) increase in residential mortgage loans and a $17.9 million (11.2%) increase in commercial business loans. Offsetting these increases was a reduction of $5.2 million (9.4%) in construction loans outstanding. The growth in residential loans reflects a decision made in late 2007 to retain most new residential originations in portfolio, due to the recent widening of market spreads available on most residential mortgage products. Previously, for much of 2006 and 2007, the Company had sold most residential loan production in the secondary market. While demand for commercial business loans remained strong in the first quarter of 2008, management considers it likely that demand will lessen in future quarters as a result of the economic downturn currently occurring in New England and nationally.

The Company also continued to make progress in growing its core deposit accounts (savings, money market, demand and NOW accounts), which increased by $21.0 million or 5.9% in the first quarter of 2008. Certificate accounts also increased, by $5.1 million, bringing total deposit growth in the quarter to $26.1 million, representing a 4.2% increase over deposit balances at year end 2007. These results are primarily attributable to the opening of two new branch locations in the past 18 months and increases in commercial deposits in conjunction with growth in commercial loans.
The Company’s borrowed funds increased by $29.4 million, or 17.8%, to a total of $194.7 million at March 31, 2008, compared to December 31, 2007. These additional borrowed funds (which were primarily a blend of 2 to 7 year FHLBB term advances) were used to fund the growth in fixed rate residential mortgage loans during the quarter.
During the first quarter of 2008, the Company repurchased 185,600 shares of its common stock at an average price of $13.73 per share. These repurchases bring the total repurchased under the Company’s second repurchase plan to 215,000 shares (out of a total of 394,200 permitted under the plan, which was authorized by the Company’s Board of Directors on November 29, 2007).
The ratio of non-performing assets to total assets at March 31, 2008 was 0.20%, compared to 0.33% at the end of the 2007 first quarter and 0.18% at year end 2007. The allowance for loan losses as a percent of loans was .94% at March 31, 2008, the same percentage as at December 31, 2007. Although non-performing loans were little changed compared to one year ago, the Bank’s “watch loans” (loans rated special mention or substandard) increased by $7.4 million during the quarter. This increase is the result of weakness exhibited in one $7.5 million commercial real estate loan relationship, for which the primary source of repayment has recently ceased due to the loss of a tenant. Based on a review of all relevant factors, including the collateral securing this loan, no specific reserve has been allocated for this loan as of March 31, 2008. The provision for loan losses was $314,000 in the first quarter of 2008, compared to $183,000 in the comparable 2007 quarter. The increase is primarily related to the growth in loans in the quarter ended March 31, 2008. The Bank has not originated and does not own any sub-prime residential mortgage loans. The Bank’s portfolio of mortgage-backed securities was originated by government-sponsored enterprises, such as Fannie Mae, and is not collateralized by any sub-prime loans.
Net interest income increased by $480,000 or 8.2% in the first quarter of 2008 compared to the comparable 2007 period. This increase is due to a) the widening of the Bank’s net interest margin (“NIM”), which increased to 3.04% in the 2008 first quarter from 2.96% in the first quarter of 2007, and b) an increase in average interest earning assets of $33.7 million when comparing the two periods. Asset yields and funding costs have both decreased year over year, in reaction to sharp declines in market interest rates over the past six months. The Company’s cost of interest-bearing liabilities has decreased by 23 bps when comparing the two quarters, while the yield on earning assets has fallen by only six bps. The Bank’s ATM cash asset ($29.3 million at March 31, 2008) also affects the Bank’s NIM, since income associated with those cash balances is recorded in fee income instead of interest income. Had income (and corresponding average balances) earned on that asset been included in the Company’s NIM calculation in the first quarter of 2008 and 2007, the NIM would have been 3.09% and 3.12%, respectively.
Non-interest income decreased by $494,000, to $1.5 million in the 2008 first quarter from $2.0 million in the first quarter of 2007. The most significant reason for the decline is a $354,000 decrease in ATM servicing fees, caused primarily by a reduction in the yield earned on these balances. The yield on ATM cash balances is tied to the prime rate, which has declined by 300 bps since the first quarter of 2007. Further, when the ATM customer list was sold in the second quarter of 2007, the Bank agreed to continue to provide cash to former ATM customers, but at a rate lower than previously earned since operational responsibility was transferred to the purchaser. Also contributing to the change between quarters was a $187,000 gain recorded in the first quarter of 2007 on the sale of bank-owned land.
The Company’s operating expenses decreased by $1.0 million or 14.8% in the first quarter of 2008, compared to the first quarter of 2007. The largest contributors to this decline were a $382,000 decrease in salaries and benefits and a $497,000 decrease in other general and administrative expenses. Both reductions, as well as smaller decreases in professional fees and marketing, were due primarily to cost containment measures instituted in the second half of 2007. Within salaries and benefits, most of the reduction was in benefits costs (specifically in employee retirement costs, medical benefits and stock incentive expenses). Within the other general and administrative expense category, the sale of the ATM customer list contributed a large portion of the savings, since post-sale, the Company is no longer responsible for the operational aspects of providing ATM cash. Further, the first quarter of 2007 included a non-recurring charge in the amount of $176,000, representing the write-off of costs previously capitalized upon the issuance of subordinated debt. The reduction in operating expenses in the quarter resulted in an improvement in the Company’s efficiency ratio, to 72.1% from 86.3% in the first quarter of 2007.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$11,428	$12,226
Cash supplied to ATM customers	29,285	42,002
Short-term investments	29,875	10,363

Total cash and cash equivalents	70,588	64,591
Securities available for sale, at fair value	172,882	156,761
Restricted equity securities, at cost	12,908	11,591

Total securities	185,790	168,352

Loans
Residential real estate	210,309	188,654
Commercial real estate	168,774	168,649
Construction	50,525	55,763
Commercial business	177,143	159,233
Consumer	39,107	40,436

Total loans, gross	645,858	612,735
Allowance for loan losses	(6,090)	(5,789)

Loans, net	639,768	606,946
Premises and equipment, net	5,289	5,410
Accrued interest receivable	3,599	3,648
Bank-owned life insurance	10,801	10,700
Goodwill	33,763	33,763
Other intangible assets	2,304	2,474
Other assets	6,703	7,394

	$958,605	$903,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Regular savings accounts	$80,630	$79,167
Money market accounts	118,303	110,544
NOW accounts	62,076	52,000
Demand deposit accounts	114,770	113,023
Time deposit accounts	267,727	262,634

Total deposits	643,506	617,368

Short-term borrowings	2,500	2,500
Long-term debt	192,230	162,784
Deferred gain on sale of premises	3,468	3,531
Other liabilities	9,902	9,651

Total liabilities	851,606	795,834

Common stock, no par value; 75,000,000 shares authorized; 7,844,815 shares issued and 7,670,572 shares outstanding at March 31, 2008; 8,030,415 shares issued and 7,856,172 shares outstanding at December 31, 2007	—	—
Additional paid-in capital	74,918	77,370
Retained earnings	39,120	38,515
Unearned compensation	(6,911)	(7,094)
Accumulated other comprehensive loss	(128)	(1,347)

Total stockholders’ equity	106,999	107,444

	$958,605	$903,278

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Interest and dividend income:
Loans, including fees	$9,891	$9,706
Debt securities	2,006	1,686
Dividends	160	166
Short-term investments	242	281

Total interest and dividend income	12,299	11,839
Interest expense:
Interest on deposits	3,858	4,156
Interest on borrowings	2,135	1,857

Total interest expense	5,993	6,013

Net interest income	6,306	5,826
Provision for loan losses	314	183

Net interest income, after provision for loan losses	5,992	5,643

Other income:
ATM servicing fees	343	697
Deposit service fees	363	340
Loan servicing fees	253	331
Gain on sale of loans, net	104	103
Gain on sale of bank-owned premises, net	63	250
Income from bank-owned life insurance	101	97
Miscellaneous	251	154

Total other income	1,478	1,972

Operating expenses:
Salaries and employee benefits	3,231	3,613
Occupancy and equipment	944	908
Data processing	601	604
Professional fees	175	237
Marketing and advertising	77	128
Amortization of core deposit intangible	170	217
Other general and administrative	582	1,079

Total operating expenses	5,780	6,786

Income before income taxes	1,690	829
Provision for income taxes	578	238

Net income	$1,112	$591

Weighted-average shares outstanding:
Basic	7,342,147	7,814,438
Diluted	7,393,717	7,837,969
Earnings per share:
Basic	$0.15	$0.08
Diluted	$0.15	$0.07

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months
	Ended March 31,
	2008	2007
	(Unaudited)
Financial Highlights:
Net interest income	$6,306	$5,826
Net income	$1,112	$591
Weighted average shares outstanding :
Basic	7,342,147	7,814,438
Diluted	7,393,717	7,837,969
Earnings per share:
Basic	$0.15	$0.08
Diluted	$0.15	$0.07
Stockholders’ equity — end of period	$106,999	$108,981
Book value per share — end of period	$13.95	$13.29
Tangible book value per share — end of period	$9.25	$8.83

Ratios and Other Information:
Return on average assets	0.48%	0.26%
Return on average equity	4.15%	2.18%
Net interest rate spread (1)	2.46%	2.28%
Net interest margin (2)	3.04%	2.96%
Efficiency ratio (3)	72.07%	86.31%
Non-interest expense to average total assets	2.49%	3.04%
Average interest-earning assets to average interest-bearing liabilities	118.79%	119.98%

At period end:
Non-performing assets to total assets	0.20%	0.33%
Non-performing loans to total loans	0.30%	0.49%
Allowance for loan losses to total loans	0.94%	0.92%

Equity to total assets	11.16%	12.22%
Tier 1 leverage capital ratio	7.91%	9.60%
Total risk-based capital ratio	11.64%	14.72%

Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding non-recurring net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2008			2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$623,388	$9,891	6.30%	$625,857	$9,706	6.21%
Securities	175,757	2,166	4.93%	150,793	1,852	4.92%
Short-term investments	33,556	242	2.85%	22,361	281	5.03%

Total interest-earning assets	832,701	12,299	5.87%	799,011	11,839	5.93%
Non-interest-earning assets	101,541			108,532

Total assets	$934,242			$907,543

Interest-bearing liabilities:
Savings accounts	$78,829	78	0.40%	$83,546	102	0.50%
Money market accounts	116,948	621	2.14%	98,504	620	2.55%
NOW accounts	55,245	294	2.14%	28,458	90	1.28%
Certificates of deposit	266,709	2,865	4.32%	297,288	3,344	4.56%

Total deposits	517,731	3,858	3.00%	507,796	4,156	3.32%
Borrowings	183,253	2,135	4.61%	158,145	1,857	4.70%

Total interest-bearing liabilities	700,984	5,993	3.42%	665,941	6,013	3.65%
Non-interest bearing liabilities	125,607			131,766

Total liabilities	826,591			797,707
Equity	107,651			109,836

Total liabilities and equity	$934,242			$907,543

Net interest income		$6,306			$5,826

Net interest rate spread (2)			2.46%			2.28%
Net interest-earning assets (3)	$131,717			$133,070

Net interest margin (4)			3.04%			2.96%
Average interest-earning assets to interest-bearing liabilities			118.79%			119.98%

(1)	Yields and rates for the three months ended March 31, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended
	March 31,
	2008	2007

Efficiency ratio based on GAAP numbers	74.3%	87.0%
Effect of amortization of intangible assets	(2.2)	(2.8)
Effect of net gain/(loss/write-down) on non-recurring sales of bank assets	—	2.1

Efficiency ratio — Reported	72.1%	86.3%